Exhibit 10.3

SEATTLE GENETICS, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between Eric L. Dobmeier (the “Employee”) and Seattle Genetics, Inc., a Delaware corporation (the “Company”), effective as of March 29, 2002.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 5 below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement shall terminate upon the earlier of (a) the termination of Employee’s employment for any reason prior to a Change of Control and (b) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason prior to a Change of Control, the Employee shall not be entitled to the benefits provided by this Agreement, or any other benefits unless otherwise available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3. ACCELERATED VESTING. In addition to any other right of acceleration that may be provided pursuant to any stock option plan or agreement pursuant to which the Employee has been granted options to purchase shares of Common Stock of the Company, if, within twelve (12) months after a Change of Control, the Employee’s employment with the Company is terminated without Cause or Constructively Terminated, then the vesting of Employee’s option to purchase 150,000 shares of Common Stock granted on March 29, 2002 (the “Option”) shall be accelerated such that one hundred percent (100%) of the shares of Common Stock subject to the Option are vested and exercisable. Capitalized terms used but not defined in this Section 3 shall have the meanings assigned to them in Section 5.

4. LIMITATION ON PAYMENTS. In the event that the acceleration of vesting and other benefits (the “Benefits”) provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Employee’s Benefits under Section 3 shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax-basis, of the greater amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Company’s accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Company’s accountants such information and documents as the Company’s accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Company’s accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

5. DEFINITION OF TERMS.

(a) “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any merger, consolidation or other transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting securities of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(b) “Cause” for the Employee’s termination shall mean the good faith judgment of the Company’s Board of Directors, subject to Employee’s right to arbitrate such determination in accordance with the terms of this Agreement, that Employee has engaged in or committed any of the following: (i) the Employee’s willful misconduct or gross negligence in performance of his or her duties hereunder, including the Employee’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors, Chief Executive Officer or President, so long as such directives are not inconsistent with the Employee’s position and duties, and such refusal to comply is not remedied within ten (10) working days after Employee’s written notice thereof, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (ii) repeated unexplained or unjustified absence from the Company; (iii) dishonest or fraudulent conduct that materially discredits the Company, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or (iv) the Employee’s incurable material breach, or a breach that is not cured within the prescribed time period, of any element of the Company’s Proprietary Information and Inventions Agreement, including without limitation, the Employee’s theft or other misappropriation of the Company’s proprietary information.

(c) “Constructive Termination” shall mean the Employee’s voluntary termination of employment with the Company within ninety (90) days following: (i) a reduction in the Employee’s job responsibilities that is substantially inconsistent with the position, duties or responsibilities held by Employee immediately before such reduction; provided that a mere change in title alone following a Change of Control shall not constitute a material reduction in job responsibilities; (ii) relocation of the Employee’s work site to a facility or location more than twenty-five (25) miles from the Employee’s principal work site for the Company prior to the Change of Control; or (iii) a reduction in the Employee’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of all other employees in positions similar to the Employee’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

6. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor Company”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor Company.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

8. MISCELLANEOUS PROVISIONS.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement represents the entire agreement between the Employee and the Company with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington as applied to agreements entered into and performed within Washington solely by residents of that state.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement may be settled at the option of either party by binding arbitration in Seattle,

Washington in accordance with the then-current rules of the American Arbitration Association by one arbitrator appointed in accordance with such rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. Punitive damages shall not be awarded. The arbitrators shall apply Washington law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:	SEATTLE GENETICS, INC.

	By:	/s/ Clay B. Siegall
Name: Clay B. Siegall, Ph.D.
Title: President and Chief Executive Officer

EMPLOYEE:	Signature:	/s/ Eric L. Dobmeier
Eric L. Dobmeier